UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Carnival Corporation
Carnival plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of availability This is confirmation that the 2025 Notice of Annual General Meeting and the 2024 Carnival plc Annual Report are now available on the ‘Investors’ portion of Carnival plc's website, www.carnivalplc.com, under ‘Financial Information’ and then ‘View Reports’. The Annual General Meeting of Carnival plc is to be held on Wednesday, April 16, 2025 at 8:30 a.m. (EDT) at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida, 33178, United States. Shareholders are entitled to vote online at www.shareview.co.uk. First, please log in to your Shareview Portfolio. Once you have logged in, simply click ‘View’ on the ‘My Investments’ page and then click on the link to vote and follow the on-screen instructions. If you have not yet registered for a Shareview Portfolio, please go to www.shareview.co.uk and enter the requested information. You should read the Notice of Annual General Meeting before taking any decisions in relation to the business to be considered at the Annual General Meeting. Please note that your votes must be registered no later than 1:30 p.m. (BST) on April 14, 2025. Shareholder Reference Number Carnival plc Annual General Meeting 2025 Voting Instructions Carnival Place 3655 N.W. 87th Avenue Miami, Florida 33178 United States www.carnivalplc.com

Notes You have received this letter because you have been deemed to consent to receiving shareholder documentation by means of the Carnival plc website. This form of communication has enabled us to minimise the amount of printed documentation we produce, which has helped us to reduce our impact on the environment. This is not a summary of the matters covered in the Notice of Annual General Meeting and should not be regarded as a substitute for reading the Notice of Annual General Meeting. If you wish to receive paper copies of the 2025 Notice of Annual General Meeting and the 2024 Annual Report or future documentation by post, please write to Equiniti at Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, quoting your Shareholder Reference Number. If you are unable or do not wish to vote online, or if you have any questions on this matter, please contact our Registrar, Equiniti, by visiting www.shareview.co.uk. Alternatively, please write to Equiniti at Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA.